Registration No. 333-____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

Averion International Corp.
(Exact name of registrant as specified in its charter)

Delaware	20-4354185
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
225 Turnpike Road,	01772
Southborough, Massachusetts
(Address of Principal Executive Offices)	(Zip Code)

Averion International Corp.
2005 Equity Incentive Plan, as amended
(Full title of the plan)

_________________

Dr. Philip T. Lavin
Chief Executive Officer
Averion International Corp.
225 Turnpike Road
Southborough, Massachusetts 01772
(508) 597-6000
(Name, address and telephone number,
including area code, of agent for service)

_________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock,	75,000,000	$0.174	$13,050,000	$1396.35
$0.001 par value

(1)   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of shares of the registrant’s common stock outstanding.

(2)   The Proposed Maximum Offering Price Per Share has been estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the bid and asked prices of our common stock, on November 21, 2006, as reported on the Over-the-Counter Bulletin Board.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E

        Averion International Corp. (“Company”) is filing this registration statement on Form S-8 to register seventy-five million (75,000,000) additional shares of common stock, $0.001 par value per share, authorized for issuance under our Averion International Corp. 2005 Equity Incentive Plan, as amended (the “Plan”).

        On March 14, 2006, we initially registered twenty-five million (25,000,000) shares of common stock authorized for issuance under our Plan by filing a Registration Statement on Form S-8 (Registration No. 333-132405). Of the seventy-five million (75,000,000) additional shares of common stock that are subject to this registration statement, (i) twenty-five million (25,000,000) shares represent shares that were authorized pursuant to an amendment to our Plan to increase the number of shares of our common stock available for issuance under our Plan from twenty-five million (25,000,000) to fifty million (50,000,000), and was approved by a majority of our stockholders at our annual meeting on June 15, 2006, and (ii) fifty million (50,000,000) shares represent shares that were authorized pursuant to an amendment to our Plan to increase the number of shares of our common stock available for issuance under the Plan from fifty million (50,000,000) to one hundred million (100,000,000), and was approved by the written consent of a majority of our stockholders on August 14, 2006. The amendment increasing the shares authorized for issuance under our Plan from fifty million (50,000,000) to one hundred million (100,000,000) became effective as of September 21, 2006, upon the expiration of the twenty (20) day waiting period prescribed by Rule 14c-2 of the Securities and Exchange Act of 1934, after we mailed our stockholders an information statement informing them of such amendment.

        Pursuant to General Instruction E of Form S-8, the contents of our Registration Statement on Form S-8 (Registration No. 333-132405), including the documents incorporated by reference therein, are incorporated by reference into this registration statement, except as set forth below.

        Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

5.1	Opinion of Foley & Lardner LLP.*

10.31	2005 Equity Incentive Plan, as amended September 21, 2006. (1)

23.1	Consent of Schneider Downs & Co., Inc.*

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).*

24.1	Power of Attorney (contained on the signature page hereto).*

* Filed Herewith

(1)   Incorporated by reference to our Current Report on Form 8-K filed on September 22, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southborough, State of Massachusetts, on this 22nd day of November, 2006.

Averion International Corp.
By: /s/ Dr. Philip T. Lavin
Dr. Philip T. Lavin
Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Dr. Philip T. Lavin as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Dr. Philip T. Lavin	Chief Executive Officer and Director	November 22, 2006
Dr. Philip T. Lavin	(principal executive officer)
/s/ Scott L. Millman	Chief Accounting Officer	November 22, 2006
Scott L. Millman	(principal financial and accounting officer)
/s/ Robert Tucker	Director	November 22, 2006
Robert Tucker
/s/ Michael Falk	Director	November 22, 2006
Michael Falk
/s/ Cecilio Rodriguez	Director	November 22, 2006
Cecilio Rodriguez
/s/ Alastair McEwan	Director	November 22, 2006
Alastair McEwan
/s/ Fred Sancilio	Director	November 22, 2006
Fred Sancilio